                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      HEALTHCARE REALTY TRUST INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              3310 WEST END AVENUE
                           NASHVILLE, TENNESSEE 37203

                                                                  April 16, 1999

TO OUR SHAREHOLDERS:

     You are cordially invited to attend the 1999 annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held on Tuesday, May 11, 1999, at 10:00 a.m. (local time) at the Company's executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee.

     Please read the enclosed 1998 Annual Report to Shareholders and Proxy Statement for the 1999 annual meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy, which is being solicited by the Board of Directors, as soon as possible so that your vote will be recorded. If you attend the meeting, you may withdraw your proxy and vote your shares personally.

                                          Sincerely,
                                          /s/ DAVID R. EMERY
                                          David R. Emery
                                          Chairman and Chief Executive Officer

                                   IMPORTANT

                  COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY
                            AND RETURN IT PROMPTLY.

                              3310 WEST END AVENUE
                           NASHVILLE, TENNESSEE 37203

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 11, 1999

TO OUR SHAREHOLDERS:

     The annual meeting of shareholders of Healthcare Realty Trust Incorporated (the "Company") will be held on Tuesday, May 11, 1999, at 10:00 a.m. (local time) at 3310 West End Avenue, Suite 700, Nashville, Tennessee, for the following purposes:

          (1) To elect three nominees as Class 3 directors;

          (2) To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 1999; and

          (3) To transact any other business that properly comes before the meeting or any adjournment thereof.

     Holders of the Company's Common Stock and 8 7/8% Series A Voting Cumulative Preferred Stock of record at the close of business on March 11, 1999 are entitled to vote at the meeting or at any adjournment of the meeting.

Dated: April 16, 1999

                                          By order of the Board of Directors
                                          /s/ David R. Emery
                                          David R. Emery
                                          Chairman and Chief Executive Officer

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                            HEALTHCARE REALTY TRUST
                              3310 WEST END AVENUE
                           NASHVILLE, TENNESSEE 37203

                                PROXY STATEMENT

     This Proxy Statement contains information related to the annual meeting of shareholders to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 11, 1999, at 10:00 a.m. (local time) for the purposes set forth in the accompanying notice, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being mailed or given to shareholders on or about April 16, 1999.

     If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder, and if no instructions are given, it will be voted (a) FOR the election as directors of the nominees described in this Proxy Statement, (b) FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors, and (c) FOR the recommendation of the Board of Directors on any other proposal that may properly come before the meeting. The persons named as proxies in the enclosed proxy were selected by the Company's Board of Directors.

     Shareholders who sign proxies have the right to revoke them at any time before they are voted by written request to the Company, and the giving of the proxy will not affect the right of a shareholder to attend the meeting and vote in person.

     The close of business on March 11, 1999 has been fixed as the record date for the determination of shareholders entitled to vote at the meeting. As of the close of business on such date, the Company had 150,000,000 authorized shares of common stock, $.01 par value (the "Common Stock"), of which 39,806,032 shares were outstanding and entitled to vote and 50,000,000 authorized shares of preferred stock, of which 3,000,000 shares designated as the 8 7/8% Series A Voting Cumulative Preferred Stock (the "Preferred Stock") were outstanding and entitled to vote. The Common Stock and the Preferred Stock are the Company's only outstanding classes of voting stock.

     Each share of Common Stock and Preferred Stock (together, the "Voting Stock") will have one vote, voting as a single class, on each matter to be voted upon at the meeting.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes having three-year terms that expire in successive years. The current three-year term of the Class 3 directors expires at the 1999 annual meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class 3 directors, be re-elected to Class 3 to serve until the annual meeting of shareholders in 2002 or until their successors have been elected. Each nominee has consented to be a candidate and to serve, if elected.

     According to Maryland law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Company's Articles of Incorporation do not provide for cumulative voting and, accordingly, each shareholder may cast one vote per share of Voting Stock for each nominee.

     Unless a proxy shall specify otherwise, the persons named in the proxy shall vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.

CLASS 3 NOMINEES

     The nominees for election as Class 3 directors are:

                                                                                        DIRECTOR
NAME                                     AGE            PRINCIPAL OCCUPATION             SINCE
----                                     ---            --------------------            --------
CLASS 3 -- 2002
David R. Emery.........................  54    Chairman of the Board of Directors,        1993
                                                 President and Chief Executive Officer
                                                 of Healthcare Realty Trust
                                                 Incorporated
Thompson S. Dent.......................  48    President, Chief Operating Officer and     1993
                                                 a Director, PhyCor, Inc. (physician
                                                 management company), Nashville,
                                                 Tennessee
Batey M. Gresham, Jr...................  64    Founder, Gresham, Smith & Partners         1993
                                                 (architects), Nashville, Tennessee

CONTINUING DIRECTORS

     The persons named below will continue to serve as directors until the annual meeting of shareholders in the year indicated and until their successors are elected and take office. Shareholders are not voting on the election of the Class 1 and Class 2 directors.

                                                                                        DIRECTOR
NAME                                     AGE            PRINCIPAL OCCUPATION             SINCE
----                                     ---            --------------------            --------
CLASS 1 -- 2000
Charles Raymond Fernandez, M.D.........  55    Medical Director, Nalle Clinic,            1993
                                                 Charlotte, North Carolina
Errol L. Biggs, Ph.D...................  58    Director-Center for Health                 1993
                                                 Administration and Professor
                                                 and Director-Programs in Health
                                                 Administration, University of
                                                 Colorado; President, Biggs &
                                                 Associates (consulting company),
                                                 Castle Rock, Colorado
CLASS 2 -- 2001
Marliese E. Mooney.....................  69    Independent healthcare consultant, Fort    1993
                                                 Myers, Florida
Edwin B. Morris III....................  59    Managing Director, Morris & Morse          1993
                                                 Company, Inc. (real estate financial
                                                 consulting firm), Boston,
                                                 Massachusetts
John Knox Singleton....................  50    President and Chief Executive Officer,     1993
                                                 Inova Health Systems, Falls Church,
                                                 Virginia

     Each of the nominees and continuing directors has had the principal occupation indicated for more than five years.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During 1998, the Board of Directors of the Company held seven regularly scheduled and special meetings and acted six times by unanimous written consent. During 1998, each director attended at least 75% of the meetings of the Board and committees on which such director served. The Board of Directors has established the standing committees described below.

     The Executive Committee acts on behalf of the Board of Directors on all matters concerning the management and conduct of the business and affairs of the Company except those matters that cannot by law be delegated by the Board. The current members of the Executive Committee are Messrs. Emery, Dent and Singleton. The Executive Committee did not meet during 1998.

     The Audit Committee selects and engages on behalf of the Company, subject to the consent of the shareholders, and fixes the compensation of, a firm of certified public accountants whose duty it is to audit the books and accounts of the Company and its subsidiaries for the fiscal year in which it is appointed, and which also reports to the Audit Committee. The Audit Committee confers with the auditors and determines the scope of the auditing of the books and accounts of the Company and its subsidiaries. The Audit Committee is also responsible for determining that the business practices and conduct of employees and other representatives of the Company and its subsidiaries comply with the Company's policies and procedures. None of the members of the Audit Committee may be an officer or employee of the Company. The Audit Committee is currently composed of Ms. Mooney and Messrs. Biggs and Fernandez. The Audit Committee held two meetings during 1998.

     The Compensation Committee establishes a general compensation policy for the Company and has the responsibility for the approval of increases in directors' fees and salaries paid to officers and senior employees earning in excess of an annual base salary of $200,000. The Compensation Committee also administers all of the Company's employee benefit plans, including any stock option and restricted stock plans, bonus plans, retirement plans, stock purchase plans and medical, dental and insurance plans. In connection therewith, the Compensation Committee determines, subject to the provisions of the Company's plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee is presently comprised of Messrs. Dent, Gresham and Morris. The Compensation Committee held two meetings during 1998.

     The Company's Board of Directors has no standing nominating committee.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company receive no additional compensation for their services as directors. Each non-employee director receives an annual retainer of $12,000; a meeting fee of $1,000 for each Board or committee meeting attended (but only one fee in the event that more than one such meeting is held on a single day); and reimbursement for necessary travel expenses incurred in attending such meetings.

     The Company's retirement plan for non-employee directors provides that when an eligible director reaches age 65 and has completed five years of service with the Company, such director shall receive an annual amount equal to the director's compensation immediately preceding retirement from the Board of Directors for a period of not more than 15 years. A director who dies will receive benefits as if the director retired from the Board of Directors on the day before his or her death. If a retired director dies before the end of his or her payment period, his or her beneficiary will receive the remaining benefits for the balance of the payment period.

     Each non-employee director receives an automatic grant, at the conclusion of each annual meeting, of 150 restricted shares of the Company's Common Stock. Such shares are subject to forfeiture upon the occurrence of certain events. Shares subject to the risk of forfeiture may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, directors shall have all rights as shareholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares. As of February 14, 1999, non-employee directors had received an aggregate of 12,003 restricted shares.

 THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION
           OF ALL OF THE PROPOSED NOMINEES TO THE BOARD OF DIRECTORS.

                             SELECTION OF AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP, Certified Public Accountants, as the Company's independent auditors for fiscal 1999, subject to the approval of the shareholders. This firm has served as the independent auditors of the Company since the Company's formation in 1992. Representatives of this firm are expected to be present at the meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 1999. If the appointment is not approved, the matter will be referred to the Audit Committee for further review.

    THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE
                                  APPOINTMENT.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) as of January 31, 1999, by the Company's directors, the executive officers named in the Summary Annual Compensation table on page five (the "Named Executive Officers") and the directors and executive officers as a group. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned. None of these persons owns any Preferred Stock. The Company knows of no single person or group that is the beneficial owner of more than 5% of the Company's Common Stock or Preferred Stock.

                                                                                 PERCENT OF
                                                               SHARES              SHARES
                           NAME                             BENEFICIALLY        BENEFICIALLY
                   OF BENEFICIAL OWNER                        OWNED(1)             OWNED
                   -------------------                      ------------        ------------
David R. Emery(2).........................................    391,440(3)            1.0%
Timothy G. Wallace........................................    155,217(4)           *
Roger O. West.............................................    127,293(5)           *
Charles Raymond Fernandez, M.D............................      2,415(6)           *
Errol L. Biggs, Ph.D......................................      1,971(7)           *
Marliese E. Mooney........................................      2,589(8)           *
Edwin B. Morris III.......................................      2,248(9)           *
John Knox Singleton.......................................     18,724(9)(10)       *
Thompson S. Dent..........................................     13,357(9)           *
Batey M. Gresham, Jr......................................      2,807(9)           *
All executive officers and directors as a group (10
  persons)................................................    718,061               1.8%

---------------

   * Less than 1%
 (1) Pursuant to the rules of the Securities and Exchange Commission (the "SEC"), restricted shares of Common Stock that the recipient does not have the ability to vote or to receive dividends on are not included.
 (2) Includes 143,352 shares owned by the Emery Family Limited Partnership and 1,448 shares owned by the Emery Family 1993 Irrevocable Trust. Mr. Emery is a limited partner of the partnership and a beneficiary of the trust, but has no voting or investment power with respect to the shares owned by such partnership or trust.
 (3) Includes 246,640 shares of restricted stock granted pursuant to the 1993 Employees Stock Incentive Plan.
 (4) Reflects 123,224 shares of restricted stock granted pursuant to the 1993 Employees Stock Incentive Plan.

 (5) Reflects 125,000 shares of restricted stock granted pursuant to the Company's 1993 Employees Stock Incentive Plan.
 (6) Includes 1,716 shares of restricted stock granted pursuant to the Company's Restricted Stock Plan.
 (7) Includes 1,706 shares of restricted stock granted pursuant to the Company's Restricted Stock Plan.
 (8) Includes 1,589 shares of restricted stock granted pursuant to the Company's Restricted Stock Plan.
 (9) Includes 1,748 shares of restricted stock granted pursuant to the Company's Restricted Stock Plan.
(10) Of these shares, 2,117 are held in trust by Mr. Singleton for the benefit of his minor children, 322 are held jointly with Peggy T. Singleton, Mr. Singleton's wife, 13,072 shares are owned by Mr. Singleton's wife, and 1,465 are owned in an IRA.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock or Preferred Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than 10% shareholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 1998.

     Based upon a review of these filings and written representations from the Company's directors and executive officers that no other reports were required, the Company believes that the reporting and filing requirements relating to ownership of Common Stock and Preferred Stock were complied with during 1998 and prior years, except that Messrs. Emery, Wallace and West each sent one report on the due date by overnight courier which the SEC received the following day.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table reflects the compensation of the Named Executive
Officers:

                          SUMMARY ANNUAL COMPENSATION

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                     ANNUAL COMPENSATION             -----------------------
                                            --------------------------------------   RESTRICTED   SECURITIES       ALL
                                                                    OTHER ANNUAL       AWARDS     UNDERLYING      OTHER
NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)   COMPENSATION($)      ($)          ($)       COMPENSATION
---------------------------          ----   ---------   --------   ---------------   ----------   ----------   ------------
David R. Emery.....................  1998    332,800    630,500         4,400(1)         0            0            1,100(2)
  Chairman of the Board and          1997    328,500    189,000         4,040(1)         0            0                0
  Chief Executive Officer            1996    316,500    161,000         3,780(1)         0            0                0
Timothy G. Wallace.................  1998    210,800    395,300         3,050(1)         0            0                0
  Executive Vice President           1997    208,100     99,800         3,050(1)         0            0                0
  and Chief Financial Officer        1996    200,500     85,000         3,050(1)         0            0                0
Roger O. West......................  1998    210,800    395,300         3,040(1)         0            0                0
  Executive Vice President           1997    208,100     99,800         3,040(1)         0            0                0
  and General Counsel..............  1996    200,500     85,000         3,040(1)         0            0           15,628(3)

---------------

(1) Reflects cost of life insurance premium paid by the Company.
(2) Represents certain financial and tax planning services paid on behalf of Mr. Emery.
(3) Represents certain relocation expenses paid as part of Mr. West's employment agreement.

STOCK OPTION GRANTS

     The Company did not have any stock options or stock appreciation rights outstanding, granted, or exercised during 1998.

PENSION OR RETIREMENT PLANS

     The Company adopted an Executive Retirement Plan for its senior executives. Because it is a defined benefit plan, the amount of a retiree's pension is calculated using pay and years of service as an employee, rather than by the market value of the plan's assets as in defined contribution plans.

     Upon retirement, a participant receives an annual pension from the plan equal to 60% of the participant's Final Average Annual Compensation, as defined below, plus 6% for each year of service after age 60 (90% for retirement at age 65 with at least five years of service). The plan provides for an offset of the participant's primary Social Security benefits. The annual pension benefit is payable to the participant's spouse upon the participant's death.

     "Final Average Annual Compensation," which is calculated as the average of the three highest, not necessarily consecutive, years' earnings, is based upon compensation that would appear under the "Salary" and "Bonus" columns of the Summary Annual Compensation table.

     The plan is unfunded and will be paid from earnings of the Company. The Compensation Committee selects eligible participants in the plan. As of March 31, 1999, the Compensation Committee has selected the following persons as the participants for this plan:

                                                                 YEARS OF SERVICE
NAME                                                          AS OF DECEMBER 31, 1998
----                                                          -----------------------
David R. Emery..............................................             6
Timothy G. Wallace..........................................             6
Roger O. West...............................................             4
Kenneth D. Stach............................................             6
Fredrick M. Langreck........................................             6
Rita Hicks Todd.............................................             6

     The following table illustrates the annual pension benefits calculated before any offset of the employee's primary Social Security benefits:

                               PENSION PLAN TABLE

                         FINAL
                        AVERAGE                                    YEARS OF SERVICES
                        ANNUAL                           -------------------------------------
                     COMPENSATION                           5        10        15        20
-------------------------------------------------------  -------   -------   -------   -------
   50,000..............................................   45,000    45,000    45,000    45,000
  100,000..............................................   90,000    90,000    90,000    90,000
  150,000..............................................  135,000   135,000   135,000   135,000
  200,000..............................................  180,000   180,000   180,000   180,000
  250,000..............................................  225,000   225,000   225,000   225,000
  300,000..............................................  270,000   270,000   270,000   270,000
  350,000..............................................  315,000   315,000   315,000   315,000

     The Company has also adopted a Deferred Compensation Plan, which allows eligible participants to defer and invest a portion of their compensation. The deferrals are credited to a participant's account and invested in various securities designated by the Company selected by the participants. These investment options may be amended from time to time by the Company. Participants are 100% vested in their accounts. No matching funds are provided. Participants may elect benefit payments to commence either in the year 2010 or upon retirement. The participant can specify that his or her benefits be paid as a single lump sum or in annual installments over a period of between five and ten years. In the event of an employee's termination, benefits are paid in a lump sum within 90 days following termination. The plan allows disabled employees to receive hardship withdrawals. The plan is administered by a committee consisting of three or more officers selected by the Compensation Committee. The plan committee has broad powers to interpret and administer the plan, including designating participants and investment options.

     The Company adopted the 1995 Employee Stock Purchase Plan (the "Purchase Plan"), which allows eligible employees of the Company and its subsidiaries to purchase shares of the Company's Common Stock through regular payroll deductions and voluntary contributions at a price equal to the lesser of (i) 85% of the market price of the Company's Common Stock on the first day of the grant year or
(ii) 85% of the market price of the Company's Common Stock on the purchase date. The Company has reserved 1,000,000 shares of Common Stock for issuance pursuant to the Purchase Plan, subject to adjustment resulting from (i) a stock dividend, split or combination, (ii) recapitalization or reclassification, (iii) a reorganization, merger or consolidation in which the Company is the surviving corporation or (iv) another similar change affecting the Company's Common Stock.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  David R. Emery

     Mr. Emery's employment agreement, pursuant to which he serves as Chairman, President and Chief Executive Officer of the Company, has a five-year term that is automatically extended on January 1 of each year for an additional year. Under this agreement, Mr. Emery receives a 1999 base salary of $425,000 (which includes a cost of living adjustment) and annual increases at the discretion of the Compensation Committee of the Board of Directors, and is entitled to participate in the Company's restricted stock plan and all other benefit programs generally available to executive officers of the Company. Mr. Emery is also entitled to receive an annual bonus in the discretion of the Compensation Committee.

     If the Company terminates Mr. Emery's employment without cause, he is entitled to receive his accrued salary, earned bonus, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan), and other benefits through the date of termination. In addition, Mr. Emery will receive as severance compensation his base salary for a period of three years following the date of termination and an amount equal to twice his average annual bonus during the two years immediately preceding his termination. Mr. Emery may elect to receive a lump sum severance amount equal to the present value of such severance payments (using a discount rate equal to the 90-day treasury bill interest rate in effect on the date of delivery of such election notice).

     If a "change-in-control" (as defined in the employment agreement) occurs, Mr. Emery may terminate his agreement and receive his accrued base salary and other benefits described above through the remaining term of the agreement and an amount equal to twice his average annual bonus during the two years immediately preceding the termination. In addition, Mr. Emery may elect to receive from the Company a lump sum severance payment (calculated as provided above) which may not be greater than three times his base salary. Notwithstanding the foregoing, the Company is not required to pay to Mr. Emery any amount which is not deductible for federal income tax purposes.

     The Company may terminate Mr. Emery's agreement for "cause," which is defined to include material, substantial and willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or Mr. Emery's material, substantial and willful breach of the employment agreement which has resulted in material injury to the Company. In the event of Mr. Emery's termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits. Mr. Emery's agreement may also be terminated if Mr. Emery dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of Mr. Emery's death or disability, Mr. Emery (or his estate) shall receive these same payments but no additional severance except that, if Mr. Emery becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.

     The Company has agreed to indemnify Mr. Emery for certain liabilities arising from actions taken within the scope of his employment. Mr. Emery's employment agreement contains restrictive covenants pursuant to which Mr. Emery has agreed not to compete with the Company during the period of Mr. Emery's employment and any period following termination of his employment during which he is receiving severance payments.

  Timothy G. Wallace

     The employment agreement with Mr. Wallace is similar in scope to Mr. Emery's agreement. Mr. Wallace's agreement has a five-year term that is automatically extended on January 1 of each year for an additional year. Under the agreement, Mr. Wallace receives a 1999 base salary of $275,000 (which includes a cost of living adjustment), and annual bonuses and salary increases at the discretion of the Compensation Committee. Mr. Wallace is entitled to participate in the Company's executive incentive compensation plan as well as the restricted stock plan and other generally available benefit programs. The agreement provides that if Mr. Wallace's employment is terminated, he will receive compensation similar to Mr. Emery's. In the employment agreement, the Company has agreed to indemnify Mr. Wallace for certain liabilities arising from actions taken within the scope of his employment. Mr. Wallace has also agreed not to compete with the Company during the period of his employment and any period during which he is receiving severance payments.

  Roger O. West

     The Company's employment agreement with Mr. West contains terms similar to those contained in the employment agreements for Mr. Emery and Mr. Wallace. Mr. West's agreement has a five-year term that is automatically extended on January 1 of each year for an additional year. Mr. West's 1999 base salary is $275,000 (which includes a cost of living adjustment). Mr. West is also entitled to receive annual bonuses and salary increases at the discretion of the Compensation Committee. In addition, Mr. West is eligible to participate in the applicable restricted stock and other benefit and compensation plans instituted by the Company.

     Mr. West's employment agreement also contains indemnification, covenants not to compete, termination, change of control and severance provisions similar to those contained in the employment agreements for Mr. Emery and Mr. Wallace.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors are Thompson S. Dent, Batey M. Gresham, Jr. and Edwin B. Morris III. There are no interlocks among the members of the Compensation Committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following Report of the Compensation Committee and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

     The Compensation Committee establishes a general compensation policy for the Company and is responsible for approving increases in compensation paid to the executive officers of the Company within the framework of the Company's compensation philosophy. The Compensation Committee administers the Company's employee benefit plans, including restricted stock plans and annual and long-term incentive plans. In addition, the Compensation Committee evaluates the performance of the executive officers of the Company and related matters. The Compensation Committee reviews its decisions with the full Board of Directors.

COMPREHENSIVE EXECUTIVE COMPENSATION POLICY

     The Company's compensation program for executives consists of three key elements:

     - Base salaries competitive with those paid to the executive officers of comparable real estate investment companies;
     - Variable annual incentives which would reflect executive contribution to the Company's short-term objectives; and
     - A variable long-term incentive program utilizing share ownership in the Company reflecting executive contribution to the achievement of the Company's long-term goals.

     The Compensation Committee, in consultation with Ernst & Young, LLP ("Ernst & Young"), regularly reviews the executive compensation policies and practices of selected comparable real estate investment companies, establishes base salaries, incentive target guidelines and equity grant practices for senior executive positions, and monitors share ownership guidelines for the senior executive officers of the Company. The following is a summary of the compensation policy of the Company established by the Compensation Committee:

     Base Salary. The base salary of each of the Company's executive officers should be approximately 50% of the combined base salary and targeted annual and long-term incentive compensation. Salary increases consist of two components. The employment agreements with the executive officers require increases based on adjustments in the consumer price index. In addition, the Compensation Committee, in its discretion, can recommend additional salary increases. The Compensation Committee bases all recommendations for increases to base salaries upon an assessment, reflecting competitive market practices, of experience, tenure in position and individual and corporate performance. The President will review all salary recommendations for executive officers, except the recommendation for himself, with the Compensation Committee, which will be responsible for approving or disapproving these recommendations. The Compensation Committee will be solely responsible for determining the salary of Mr. Emery. In reviewing the President's recommendations and determining base salaries, the Compensation Committee generally will continue to seek outside data and recommendations of independent compensation consultants.

     In considering additional increases in 1998 above the CPI adjustments for the executive officers, the Compensation Committee considered the salary and bonus information of comparable companies. However, in light of the other components of compensation described herein, the Compensation Committee determined only to increase the base salary of the executive officers by the increase in the cost of living. Accordingly, base salaries for 1998 were generally at the lower end of the comparable range recommended by Ernst & Young. In January 1999, after reviewing recommended salary ranges and supporting data, the Compensation Committee increased base salaries to a level generally at the median of the comparable company range.

     Annual Incentive Compensation. An executive's annual incentive compensation takes the form of cash bonuses. Such compensation will reflect the degree to which the executive contributes to the realization of established short-term objectives of the Company and is intended to be a substantial incentive for the executive officers to achieve those objectives. This at-risk pay policy provides annual incentive compensation that is substantially measured as a percentage of base salary, thus enhancing the performance based component of the total cash compensation. Annual incentive compensation and the total annual cash compensation are intended to be competitive with prevailing market practices.

     The Compensation Committee has established the Executive Variable Incentive Plan (the "Bonus Incentive Plan"). The Compensation Committee allocated the determination of target annual incentive awards between two factors: corporate performance and individual performance.

     At the inception of the Bonus Incentive Plan, the Compensation Committee established a performance index to evaluate the Company's corporate performance during each plan year. Corporate performance is measured in terms of the percentage of funds from operations available for the targeted dividend distributions during the plan year. The corporate performance index assumes that the Company has not successfully undertaken a public offering of its Common Stock or accomplished other significant additions to its capital which could lower funds from operations. In the event of such additions to capital, the Compensation

Committee retains the authority to undertake adjustments to the awards to be delivered for such year. The individual performance index measures the degree the individual achieved performance objectives established by Mr. Emery, for executives other than himself, and, in the case of Mr. Emery, as established by the Compensation Committee. In 1998, the Company achieved the targeted dividend payout and, based upon the percentage of funds from operations required to pay the targeted dividend, the executive officers received bonuses pursuant to the Bonus Incentive Plan of between 45% and 54% of base salary. Bonuses awarded pursuant to the Bonus Incentive Plan for 1998, together with base salaries for 1998, were at the lower end of the comparable company range for annual cash compensation. In recognition of the foregoing and the significant change in the asset, liability and equity position of the Company resulting from the acquisition of Capstone Capital Corporation, the Compensation Committee enhanced the bonus awards made to the executive officers in 1998 and 1999. The Compensation Committee is presently reviewing the Bonus Incentive Plan to determine if adjustments to the Bonus Incentive Plan are appropriate to bring total annual cash compensation to the median of the comparable company range.

     Long-Term Incentive Compensation. Under the Company's 1993 Employees Stock Incentive Plan, the Compensation Committee makes grants of restricted stock as a means of delivering long-term incentive to the Company's executives to induce them to direct their efforts toward maximizing total returns to shareholders as measured over an extended period of time. In consultation with Ernst & Young, the Compensation Committee has prepared long-term target objectives for the Company and has determined the long-term incentive awards to be made to designated executive officers, relating to the attainment of these objectives. Target objectives are measured by the cumulative total shareholder return, which is the current price for a share of the Company's Common Stock, plus the cumulative dividends paid to date with respect to a share of Common Stock, adjusted to include the cumulative effect of per share dividend reinvestment, less the Company's initial public offering share price of $19.50. The Compensation Committee has the sole authority to designate the recipients of the grants. Pursuant to grants under the Stock Incentive Plan, an aggregate of 445,000 restricted shares were reserved for the executive officers in 1994. All of such shares were granted to the executives upon attainment of the target objectives, which shares will fully vest without restriction if the executives remain employees of the Company for specified periods. In 1998, an additional 445,000 shares were reserved for future grants of restricted stock to the executive officers. None of these additional shares has been granted.

     Stock Ownership Guidelines. In connection with the development of the executive long-term incentive compensation, Ernst & Young recommended the incorporation of target stock ownership guidelines for designated senior executives. The Company implemented target share ownership guidelines for executive officers to promote share ownership and further align executive and shareholder interests. The guidelines state that within five years from the date of employment of the executive, it is expected that the executive would possess qualifying shares of the Company's stock having an aggregate acquisition value equal to a multiple of base salary, generally determined as of the date of employment. Qualifying shares include (i) shares of the Company owned by the executive or the executive's immediate family, or family entities and trusts and shares held for the executive's benefit pursuant to a qualified plan and (ii) restricted stock of the Company regardless of the method of grant or acquisition. The Compensation Committee retains the authority to make exceptions to the target guidelines based upon changes in circumstances or otherwise to amend or alter the guidelines as the Compensation Committee may determine. A written report of the share ownership of the executive shall be delivered annually to the Compensation Committee.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Under David R. Emery's employment agreement, Mr. Emery's annual base salary is subject to cost of living adjustments and annual increases at the discretion of the Compensation Committee. Mr. Emery is entitled to participate in the Stock Incentive Plan, executive retirement plan and all other benefit programs generally available to executive officers of the Company. The Company does not provide Mr. Emery with incidental perquisites such as club memberships, company vehicles, or other similar items, although it does provide limited financial and tax planning assistance to Mr. Emery. The Compensation Committee considers a number of factors for establishing the base salary of the Chief Executive Officer of the Company, including growth, asset quality, competitive position, and profitability of the Company as compared with those companies in the peer group selected by Ernst & Young. The Compensation Committee established Mr. Emery's 1998 base salary, as the Chief Executive Officer, at $332,800, which represented the CPI increase required by his employment agreement over his base salary on December 31, 1997. As Chief Executive Officer, Mr. Emery is entitled to earn a bonus on the same basis as all other executive officers of the Company. Based upon the Company's bonus criteria described above, Mr. Emery received a 1998 bonus of $180,500 pursuant to the Bonus Incentive Plan. In addition, based upon the recommendations of Ernst & Young as to aggregate compensation paid to comparable executives of comparable companies, in light of the significant changes in the asset, liability and equity position of the Company resulting from the acquisition of Capstone Capital Corporation, the Compensation Committee enhanced the bonus award to be made to Mr. Emery with an additional bonus payment of $450,000. The long-term incentive component of Mr. Emery's compensation was provided by the reservation of 225,000 shares of restricted stock in 1994. All of such shares have been granted to Mr. Emery as a result of attaining the target objectives, which shares will fully vest without restriction if Mr. Emery remains an employee of the Company for specified periods. In 1998, an additional 225,000 shares were reserved for future grants of restricted stock to Mr. Emery, none of which shares has been granted.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with this statute.

        Members of the Compensation Committee

          Thompson S. Dent (Chairman)
           Batey M. Gresham, Jr.
           Edwin B. Morris III

                         COMPARATIVE PERFORMANCE GRAPH

     The SEC requires the Company to include in this Proxy Statement a line graph which compares the yearly percentage change in cumulative total shareholder return on the Company's Common Stock with (a) the performance of a broad equity market indicator and (b) the performance of a published industry index or peer group. The following graph compares the monthly percentage change in the return on the Company's Common Stock since January 1, 1994 with the cumulative total return on the Total Return Index for Equity REITs, published by the National Association of Real Estate Investment Trusts, Inc. and the Standard and Poor's 500 Index. The graph assumes the investment on January 1, 1994 of $100 and that all dividends were reinvested at the time they were paid.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG HEALTHCARE REALTY TRUST,
                   S&P 500 INDEX AND NAREIT EQUITY REIT INDEX

                                                                              PERIOD ENDING
                                              -----------------------------------------------------------------------------
INDEX                                         12/31/93      12/31/94      12/31/95      12/31/96      12/31/97     12/31/98
---------------------------------------------------------------------------------------------------------------------------
Healthcare Realty Trust, Inc.                  100.00        101.42        121.84        152.74        179.06       147.84
S&P 500                                        100.00        101.32        139.39        171.26        228.42       293.69
NAREIT All Equity REIT Index                   100.00        103.70        119.48        164.04        198.75       165.71

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Thompson S. Dent, a director of the Company, is a founder and President of PhyCor, Inc. The Company owns 11 properties which relate to doctor's practices or clinics managed by PhyCor. The Company received revenues of $8.9 million in 1998 from its leases of these facilities. Mr. Dent, however, receives no personal benefit as a result of these transactions.

                              GENERAL INFORMATION

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 2000 annual meeting of shareholders must be received by the Company at its executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203 not later than December 1, 1999, in order to be included in the Proxy Statement and proxy for that meeting.

COUNTING OF VOTES

     All matters specified in this Proxy Statement will be voted on at the annual meeting by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares of Voting Stock outstanding, the shares of Voting Stock represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result. Each item presented herein to be voted on at the annual meeting must be approved by a majority of the votes cast at such meeting. The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

     Inspectors of election will treat shares referred to as "broker non-votes" (i.e. shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

MISCELLANEOUS

     The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

     Management of the Company is not aware of any matters other than those described in this Proxy Statement which may be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.

     A copy of the Company's Annual Report has been mailed to all shareholders entitled to notice of and to vote at this meeting.

                                          HEALTHCARE REALTY TRUST
                                            INCORPORATED
                                          /s/David R. Emery

                                          David R. Emery
                                          Chairman and Chief Executive Officer

April 16, 1999

                                                      Proxy Statement 1188-PS-99

                                   Appendix A

                          [FORM OF COMMON STOCK PROXY]

                      HEALTHCARE REALTY TRUST INCORPORATED

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

    The undersigned hereby appoints David R. Emery and Timothy G. Wallace, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 11, 1999, at 10:00 a.m., and at any adjournment thereof.

    In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

    THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL VOTE (A) FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED BELOW, (B) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS, AND (C) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.
1. Election of Class 3 Directors.

    [ ]  FOR all nominees listed (except as marked to the contrary)
[ ]  WITHHOLD AUTHORITY to vote for all nominees listed

     Nominees: David R. Emery, Thompson S. Dent, and Batey M. Gresham, Jr.

 (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
                     HIS NAME ON THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors.

    [ ]  FOR                       [ ]  AGAINST                       [ ]  ABSTAIN

                                              Dated:                      , 1999
                                                    ----------------------

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly

                                                          IMPORTANT
                                              Please sign exactly as your name
                                              or names appear on this proxy and
                                              mail promptly in the enclosed
                                              envelope. If you sign as agent or
                                              in any other capacity, please
                                              state the capacity in which you
                                              sign.

                                   Appendix B

                        [FORM OF PREFERRED STOCK PROXY]

                      HEALTHCARE REALTY TRUST INCORPORATED

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

    The undersigned hereby appoints David R. Emery and Timothy G. Wallace, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of 8 7/8% Series A Voting Cumulative Preferred Stock which the undersigned is entitled to vote at the annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 11, 1999, at 10:00 a.m., and at any adjournment thereof.

    In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

    THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL VOTE (A) FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED BELOW, (B) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS, AND (C) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.
1. Election of Class 3 Directors.

    [ ]  FOR all nominees listed (except as marked to the contrary)
[ ]  WITHHOLD AUTHORITY to vote for all nominees listed

     Nominees: David R. Emery, Thompson S. Dent, and Batey M. Gresham, Jr.

 (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
                     HIS NAME ON THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors.

    [ ]  FOR                       [ ]  AGAINST                       [ ]  ABSTAIN

                                              Dated:                      , 1999
                                                    ----------------------

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly

                                                          IMPORTANT
                                              Please sign exactly as your name
                                              or names appear on this proxy and
                                              mail promptly in the enclosed
                                              envelope. If you sign as agent or
                                              in any other capacity, please
                                              state the capacity in which you
                                              sign.